                                                                   Exhibit 10.31

                             Apollo Advisors, L.P.
                            Two Manhattanville Road
                           Purchase, New York 10577



                                 March 14, 1997



Converse, Inc.
One Fordham Road
North Reading, MA 01864

     Attention:  Mr. Don Camacho
                 Senior Vice President and
                 Chief Financial Officer


     Re:   Amended and Restated Accommodation Letter


Gentlemen:

     Reference is hereby made to that certain Credit Agreement dated as of November 17, 1994 by and among Converse, Inc. (the "Company"), the financial institutions parties thereto (collectively, the "Lenders") and BT Commercial Corporation, as agent for the Lenders (in such capacity, the "Agent"), as amended by the First Amendment to Credit Agreement dated as of May 10, 1995, by the Second Amendment to Credit Agreement dated as of November 13, 1995, by the Third Amendment to Credit Agreement dated as of February 29, 1996, by the Fourth Amendment to Credit Agreement dated as of August 30, 1996, by the Fifth Amendment to Credit Agreement dated as of November 30, 1996, and by the Sixth Amendment to Credit Agreement dated as of March , 1997 (the First, Second,
                                                -
Third, Fourth, Fifth and Sixth Amendments, collectively, the "Amendments", and the Credit Agreement, as so amended by the Amendments, the "Credit Agreement"). All terms used but not defined in this Accommodation Letter have the meaning given to them in the Credit Agreement.

     Pursuant to the Amendments, inter alia, (i) the definition of "Borrowing
                                 ----- ----
Base" was (A) increased by $25,000,000 by adding paragraph (D) thereof and (B) increased by $15,000,000
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by adding paragraph (E) thereof, and (ii) certain covenants were amended or compliance therewith was waived, in each case, subject to certain terms and conditions. To assist you in satisfying those terms and conditions, Apollo Investment Fund, L.P. ("Apollo") entered into the Participation Purchase Agreement dated as of November 13, 1995 with the Agent for the benefit of the Lenders (the "Original Participation Agreement"), pursuant to which Apollo committed to purchase, upon the occurrence of certain events and subject to certain conditions, a pro rata participation from each Lender in the Letter of Credit Loans. Apollo also arranged for the issuance of a letter of credit from a financial institution in an amount sufficient to support its obligations to the Lenders under the Original Participation Agreement (the "Original Letter of Credit"). Apollo entered into the Original Participation Agreement and obtained the Original Letter of Credit at your request and Apollo was willing to do so in exchange for the fee and the agreements described in the Accommodation Letter dated November 13, 1995 (the "Original Accommodation Letter"). Subsequently, Apollo entered into an Amended and Restated Participation Purchase Agreement dated as of February 29, 1996 with the Agent for the benefit of the Lenders (the "Amended Participation Agreement") amending its obligations to purchase participations in the Letter of Credit Loans, and at the same time, Apollo arranged for the amendment of the Original Letter of Credit (as so amended, the "Amended Letter of Credit"). Apollo entered into the Amended Participation Agreement and obtained the Amended Letter of Credit at your request and Apollo was willing to do so in exchange for the fees and agreements described in the Accommodation Letter dated February 28, 1996 (the "Second Accommodation Letter").

     You have requested that Apollo extend its commitment to the Agent, for the benefit of the Lenders, under the Amended Participation Agreement until November 17, 1997 and in connection therewith to provide an extension of the Amended Letter of Credit currently issued to the Agent or the replacement thereof (the Amended Letter of Credit, as so extended, or, if applicable, further amended the "Letter of Credit") and enter into a second amended and restated Participation Purchase Agreement substantially in the form of Exhibit A hereto (such amended and Participation Agreement, together with the Original Participation Agreement and the Amended Participation Agreement, the "Participation Agreement"). Apollo is willing to do so subject to the Company's agreement to certain amendments and modifications of the agreements set forth in the Second Accommodation Letter. To evidence those amendments and modifications, the undersigned hereby amend and restate the Second Accommodation Letter.

     As consideration for Apollo's commitment under the Original Participation Agreement and its arranging for the issuance of the Letter of Credit, the Company paid Apollo a fee equal to 3% of the face amount of the Letter of Credit (the "Original Facility Fee"). As consideration for Apollo's extended commitment under the Amended Participation Agreement and for its arranging of the Amended Letter of Credit, the Company paid Apollo a fee of $100,000 (the "Extension Fee" and together with the Original Facility Fee, the "Facility Fee"). Apollo will not be paid a fee in connection with the second amendment and restatement of the Participation Purchase Agreement. The Company has agreed, and further hereby agrees to pay, promptly upon demand from time to time, the reasonable expenses Apollo incurs from time to time in connection with the Original Participation Agreement and each amendment and restatement thereof and all documents, arrangements or accommodations in connection therewith, including the fees and expenses of its counsel and the expenses incurred in obtaining and maintaining the Letter of Credit and any letter of credit issued to replace the Letter of Credit. All fees and other amounts payable hereunder shall be paid in immediately available funds.

     You also hereby agree as follows:

     1. Once paid, the Facility Fee and reimbursement of expenses described above shall not be refundable under any circumstances regardless of whether the Letter of Credit Loans advanced under the Credit Agreement in connection with which the Letter of Credit is issued are made and regardless of whether the Letter of Credit is ever drawn.

     2. So long as the Letter of Credit or any Letter of Credit Loan remains outstanding, you will not, without Apollo's prior consent, agree to any waiver, modification, amendment, consent or other change to the Credit Agreement which would change the conditions under which the Letter of Credit Loans will be advanced or repaid, including any change to the definition of "Borrowing Base" or any of the defined terms used in such definition (or any such defined terms) or cause the amount of the availability under paragraph (D) of the definition of "Borrowing Base" utilized from time to time to be more than the amounts set forth below in the periods below:

     Period                                     Amount
     ------                                     ------
Through November 17, 1997                       $25 million
(or, if later, the expiration
  of letter of credit)
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     3.  So long as the Letter of Credit or any Letter of Credit Loan remains outstanding, you will provide Apollo with copies of all borrowing base reports and other financial information you provide to the Lenders (or their Agent) at the same time as you provide it to the Lenders (or their Agent), and you will also provide Apollo, on a daily basis, with a report on the aggregate amount of borrowings and financial accommodations outstanding under the Credit Agreement.

     4. Regardless of whether the Letter of Credit Loans advanced under the Credit Agreement in connection with which the Letter of Credit is issued are made and regardless of whether the Letter of Credit is ever drawn, you will indemnify and hold harmless Apollo, its partners, its affiliates and their partners, and each of its and their respective officers, directors, employees, agents, advisers and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with, the Original Accommodation Letter, the Second Accommodation Letter, this Amended and Restated Accommodation Letter, the Participation Agreement, the Letter of Credit, the transactions contemplated hereby or thereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the
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foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person. This indemnity will survive the termination of the Letter of Credit, any letter of credit issued in exchange for the Letter of Credit and the repayment of the Letter of Credit Loans.

     This Amended and Restated Accommodation Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Amended and Restated Accommodation Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one original.
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     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to us the executed duplicate of this Amended and Restated Accommodation Letter.

                                        Very truly yours,

                                        APOLLO INVESTMENT FUND, L.P.


                                   By:  Apollo Advisors, L.P.,
                                        as Managing Partner
                                        and on Behalf of
                                        Apollo Investment Fund, L.P.

                                   By:  Apollo Capital Management, Inc.,
                                        its general partner


                                   By:     /s/ Michael D. Weiner
                                      --------------------------------
                                   Its:        Vice President
                                       -------------------------------



Agreed to and accepted as of
the date first above written:

CONVERSE, INC.

By:     /s/ Donald J. Camacho
   --------------------------------

Its:   Senior Vice President
    -------------------------------